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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person

        RALES                       STEVEN                            M.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                       1250 24TH STREET, N.W., SUITE 800
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                                   (Street)

    WASHINGTON, DC                                                    20037
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol      DANAHER CORPORATION  (DHR)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)
                                                                     ___________

4.  Statement for Month/Year                    September, 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    _X_ Director    _X_ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                             Chairman
    ----------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, par          -       -         -     -            -          -            3,986,186 1/          D
value $.01 per share
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COMMON STOCK, par          -       -         -     -            -          -           24,064,888             I          Through
value $.01 per share                                                                                                     Equity
                                                                                                                         Group
                                                                                                                         Holdings
                                                                                                                         LLC 2/
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COMMON STOCK, par          -       -         -     -            -          -            8,000,000             I          Through
value $.01 per share                                                                                                     Equity
                                                                                                                         Group
                                                                                                                         Holdings
                                                                                                                         II LLC 2/
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, par          -       -         -     -            -          -            5,000,000             I          Through
value $.01 per share                                                                                                     Equity
                                                                                                                         Group
                                                                                                                         Holdings
                                                                                                                         III LLC 2/
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, par          -       -         -     -            -          -               23,167             I          Through
value $.01 per share                                                                                                     Danaher
                                                                                                                         401k Plan
------------------------------------------------------------------------------------------------------------------------------------

1/ Includes shares pledged as collateral to secure a loan of shares to the Reporting Person.
2/ Mitchell P. Rales and his brother, Steven M. Rales, are the sole members of Equity Group Holdings LLC, Equity Group Holdings II LLC and Equity Group Holdings III LLC.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

                           (Print or Type Responses)             SEC 1474 (8-92)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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

Explanation of Responses:

              /s/ Steven M. Rales              09/05/00
        ------------------------------    -----------------
        *Signature of Reporting Person           Date


       * Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.